Exhibit 99.1

GENIE ENERGY DECLARES 3rd QUARTER 2014 DIVIDEND ON PREFERRED STOCK

NEWARK NJ – October 15, 2014: The Board of Directors of Genie Energy Ltd., (NYSE: GNE, GNEPRA) today declared a third quarter 2014 dividend of $0.1594 per share of its Series 2012-A Preferred Stock.

The dividend will be paid on November 14, 2014 to preferred stockholders of record as of the close of business on November 6, 2014. The ex-dividend date is November 4, 2014.

The distribution will be treated as a return of capital for tax purposes.

Genie Energy announces declarations for GNEPRA Series 2012-A Preferred Stock dividends via Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website http://genie.com/investors/investor-relations/.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS). IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources. GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com